Exhibit 10.1
Stock Award Incentive Plan

Isabella Bank Corporation adopts this equity incentive plan, to be called the Isabella Bank Corporation Stock Award Incentive Plan. The primary purpose of the plan is to promote the growth and profitability of the bank by attracting and retaining executive officers and key employees of outstanding competence through ownership of equity that provides them with incentives to achieve corporate objectives.
Eligibility Requirements

•	Eligible employees include the Bank Corporation CEO, Bank President, and Bank Corporation President.

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Employees hired prior to October 1st of the plan year will be eligible for a prorated portion. Employees hired after October 1st will be eligible for this incentive plan beginning the next calendar year.

•	In order to receive the stock award, an employee must be actively employed on December 31st of the incentive plan year.

•	Retirees will be paid a prorated portion of the incentive based on retirement date.

•	No payouts will be made under this plan to an employee who has been terminated for misconduct, even if they were eligible according to dates of employment.

•	In order to receive the stock payment the employee must have received a “Meets Expectations” or higher on their most recent evaluation.

Stock Award Incentive Plan Details

•	The plan is based on the calendar year.

•	The incentive plan payout potential is 10% of an employee’s annualized base wage realized in Isabella Bank Stock.

•	The Stock Award Incentive targets and measurements will mirror the objectives set yearly by the Board of Directors for the Employee Cash Incentive Plan.

Grant Conditions
The grant of stock shares is subject to the grant conditions set forth. The shares will be issued only upon the satisfaction of the yearly performance measures and associated performance targets set by the Board of Directors. If the grant conditions set by the Board of Directors are not satisfied as required, then this award and the grant of the shares shall lapse or be adjusted appropriately at the discretion of the Board of Directors.

Vesting
Granted shares shall be considered 100% vested in terms of ownership, common voting rights in all matters, right to be paid dividends, and any necessary tax considerations as a result of stock ownership.
Restrictions on Transfer
Stock shares granted under the plan may not be sold, transferred, pledged, or assigned prior to the grantee satisfying one of the following conditions: the employee’s retirement, the grantee’s voluntary/involuntary separation from service with or without cause, or the employee’s death or disability while an employee of the company.